                                                                    Exhibit 10.8
                                                                  EXECUTION COPY


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                             NOTE PURCHASE AGREEMENT

                                      Among

                            EAGLE TEST SYSTEMS, INC.,
                                   as borrower

                                       AND

                         TA SUBORDINATED DEBT FUND, L.P.

                                       AND

                                TA INVESTORS, LLC
                                 as Noteholders

                         Dated as of September 30, 2003

================================================================================

\
                            EAGLE TEST SYSTEMS, INC.,

                             Note Purchase Agreement

                         Dated as of September 30, 2003

                                TABLE OF CONTENTS

ARTICLE I - DEFINITIONS...........................................................................      1
         1.1.     Definitions.....................................................................      1
         1.2.     Accounting Terms................................................................      6

ARTICLE II - AUTHORIZATION, PURCHASE, SALE AND TERMS OF CONVERTIBLE NOTES; PAYMENTS...............      6
         2.1.     The Securities..................................................................      6
         2.2.     Purchase of the Convertible Notes; Conversion into Notes and Warrants...........      7
         2.3.     Issue Price; Original Issue Discount............................................      8
         2.4.     Use of Proceeds.................................................................      8
         2.5.     Payments and Endorsements.......................................................      8
         2.6.     Redemptions and Mandatory Repurchase............................................      8
         2.7.     Default Rate of Interest........................................................     10
         2.8.     Maximum Legal Rate of Interest..................................................     10
         2.9.     Payment on Non-Business Days....................................................     10
         2.10.    Transfer and Exchange of Convertible Notes or Notes.............................     10
         2.11.    Replacement of Convertible Notes or Notes.......................................     10
         2.12.    Other Notices...................................................................     11
         2.13.    Taxes...........................................................................     12

ARTICLE III - CONDITIONS TO NOTEHOLDERS' OBLIGATIONS..............................................     14
         3.1.     Representations and Warranties..................................................     14
         3.2.     Documentation at Closing........................................................     14
         3.3.     Use of Proceeds.................................................................     15
         3.4.     Compliance with this Agreement..................................................     15
         3.5.     No Material Judgment or Order...................................................     15

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS....................................     16
         4.1.     Representations and Warranties of the Noteholders...............................     16

ARTICLE V - REPRESENTATIONS AND WARRANTIES........................................................     17
         5.1.     Authority.......................................................................     17
         5.2.     Governmental Approvals..........................................................     18
         5.3.     No Event of Default.............................................................     18
         5.4.     Government Regulation...........................................................     18

                                       (i)

         5.5.     Absence of Financing Statements, etc............................................     19
         5.6.     Use of Proceeds.................................................................     19
         5.7.     Securities Act..................................................................     19
         5.8.     Representations and Warranties Incorporated from Stock Purchase Agreement.......     19
         5.9.     No Materially Adverse Judgments, etc............................................     19

ARTICLE VI - AFFIRMATIVE COVENANTS OF THE COMPANY.................................................     20
         6.1.     Payment of Taxes and Claims.....................................................     20
         6.2.     Maintenance of Insurance, Financial Records and Corporate Existence.............     20
         6.3.     Business Conducted..............................................................     21
         6.4.     Litigation......................................................................     21
         6.5.     Taxes...........................................................................     21
         6.6.     Financial and Business Information..............................................     21
         6.7.     Officers' Certificates..........................................................     22
         6.8.     Inspection......................................................................     23
         6.9.     Tax Returns and Reports.........................................................     23
         6.10.    Material Adverse Development....................................................     23
         6.11.    Places of Business..............................................................     23
         6.12.    Notice of Action................................................................     23
         6.13.    Verification of Information.....................................................     23
         6.14.    Commercial Tort Claim...........................................................     24

ARTICLE VII - NEGATIVE COVENANTS OF THE COMPANY...................................................     24
         7.1.     Merger, Consolidation, Dissolution or Liquidation...............................     24
         7.2.     Liens and Encumbrances..........................................................     24
         7.3.     Guarantees......................................................................     24
         7.4.     Indebtedness....................................................................     25
         7.5.     Loans to Other Persons..........................................................     25
         7.6.     Subordinated Debt Payments......................................................     25
         7.7.     Distributions...................................................................     25

ARTICLE VIII - DEFAULT............................................................................     25
         8.1.     Events of Default...............................................................     25
         8.2.     Cure............................................................................     28
         8.3.     Rights and Remedies on Default..................................................     28
         8.4.     Nature of Remedies..............................................................     28
         8.5.     Set-Off.........................................................................     29
         8.6.     Distribution of Proceeds........................................................     29

ARTICLE IX - MISCELLANEOUS........................................................................     29
         9.1.     No Waiver; Cumulative Remedies..................................................     29
         9.2.     Amendments, Waivers and Consents................................................     30
         9.3.     Addresses for Notices, Etc......................................................     30
         9.4.     Costs, Expenses and Taxes.......................................................     31

                                      (ii)

         9.5.     Assignability; Binding Agreement................................................     31
         9.6.     Payments in Respect of Convertible Notes or Notes...............................     31
         9.7.     Indemnification.................................................................     32
         9.8.     Survival of Representations and Warranties......................................     32
         9.9.     Prior Agreements................................................................     33
         9.10.    Severability....................................................................     33
         9.11.    Governing Law...................................................................     33
         9.12.    Jury Waiver.....................................................................     33
         9.13.    Counterparts....................................................................     34
         9.14.    Further Assurances..............................................................     34
         9.15.    Specific Performance............................................................     34
         9.16.    Actions by Noteholders..........................................................     34
         9.17.    Limitation of Liability.........................................................     34

                                      (iii)

                          SCHEDULES, EXHIBITS & ANNEXES

Exhibits
Exhibit A       Form of Joinder Agreement
Exhibit 2.1     Form of Convertible Note
Exhibit 2.1(i)  Form of Note
Exhibit 2.1(ii) Form of Warrant
Exhibit 2.2     Allocation of Convertible Note Purchase Amount
Exhibit 2.2(a)  Allocation of Note Purchase Amount
Exhibit 2.2(b)  Allocation of Warrant Shares
Exhibit 2.3     Issue Price
Exhibit 6.6     Form of CEO Certificate

Schedules
Schedule 1      Schedule of Noteholders
Schedule 5.5    Permitted Liens
Schedule 7.3    Permitted Guarantees
Disclosure Schedules

                                      (iv)

                            EAGLE TEST SYSTEMS, INC.,
                         Dated as of September 30, 2003

To the Noteholders Named in
Schedule 1 Hereto
Ladies and Gentlemen:

EAGLE TEST SYSTEMS, INC., a Delaware corporation (the "Company"), hereby agrees with you as follows:

                             ARTICLE I - DEFINITIONS

      1.1. Definitions. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Account" means (a) payments and all rights to receive payments owing to the Company from an Obligor arising in connection with services provided or arranged for by the Company, (b) all accounts, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the payments and rights described in clause (a) of this definition, and all rights under this Agreement in respect of the foregoing, (c) all information and data compiled or derived by the Company or to which the Company is entitled in respect of such accounts receivable, and (d) all proceeds of any of the foregoing.

      "Affiliate" shall mean any Person that would be considered to be an affiliate of the Company under Rule 144 of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Company were issuing securities; provided that the term "Affiliate" shall not include any Noteholder.

      "Agreement" shall mean this Note Purchase Agreement as from time to time amended and in effect between the parties.

      "Applicable Law" shall mean all laws, statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof which is applicable to Company, its subsidiaries, or any business conducted by such Persons.

      "Business Day" shall mean any day other than a Saturday, Sunday or public holiday or the equivalent for banks under the laws of the State of New York.

      "Closing" shall have the meaning assigned to that term in Section 2.2.

      "Closing Date" shall have the meaning assigned to that term in Section
2.2.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Common Stock" includes (i) the Company's common stock, no par value, as authorized on the date of this Agreement, (ii) any other common stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, and (iii) any other securities into which or for which any of the securities described in (i) or (ii) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

      "Company" shall have the meaning assigned to that term in the first paragraph of this Agreement.

      "Competitor" shall mean any one of Advantest America Corporation, Agilent Technologies, Credence Systems Corporation, LTX Corporation, Nextest Systems Corporation, NPTest Inc., Teradyne Inc. and Yokogawa Electric Corporation. The Company may reasonably amend the foregoing list from time to time.

      "Consolidated" or "consolidated" shall mean with respect to any term defined herein that term as applied to the accounts of the Company and its Subsidiaries, consolidated in accordance with GAAP.

      "Convertible Notes" shall have the meaning assigned to that term in
Section 2.1.

      "Distribution" means (a) dividends or other distributions on capital stock or other equity interests of the Company and (b) the redemption, repurchase or acquisition of such stock or equity interests or of warrants, rights or other options to purchase such stock or equity interest.

      "ERISA" shall mean part 6 subtitle B of title I of the Employee Retirement Income Security Act of 1974, as amended.

      "Event of Default" shall have the meaning assigned to that term in
Section 8.1.

      "Fiscal Quarter" shall mean each quarterly accounting period during any Fiscal Year; provided that for purposes hereof, all references to the Fiscal Quarter ending December 31, March 31, June 30 or September 30 shall mean the first, second, third or fourth Fiscal Quarter of the applicable Fiscal Year, respectively, irrespective of the actual date on which such Fiscal Quarter may end.

      "Fiscal Year" or "fiscal year" shall mean the fiscal year of the Company ending on September 30 of each calendar year.

      "GAAP" or "generally accepted accounting principles" shall mean principles that are (A) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (B) consistently applied with past financial statements of the Company adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

      "Indebtedness" as applied to a Person shall mean, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, (ii) all obligations of other Persons which such Person has guaranteed, (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person, (iv) in the case of the Company or any of its Subsidiaries (without duplication), the Noteholder Obligations; and (v) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

      "Mandatory Repurchase Event" shall mean the occurrence of any one of any of the following events after the Closing Date: (a) any Person together with all affiliates and associates of such Person (other than a Person, or the Affiliates and associates of such Person, who is a shareholder on the date hereof), shall become the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors; (b) Persons who constitute the Company's Board of Directors as of the date hereof cease for any reason other than as currently provided under the Restated Articles and the Stockholders' Agreement, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; (c) the Board of Directors or shareholders of the Company shall approve (i) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (ii) any sale of all or substantially all of the assets of the Company, and (iii) any plan or proposal for the liquidation or dissolution of the Company; (d) the Company's initial public offering of its capital stock or (e) notwithstanding subsection (a) above, Leonard Foxman or the Foxman Family, LLC becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors.

      "Material Adverse Effect" shall mean a material adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Company and its Subsidiaries, taken as a whole.

      "Noteholder Obligations" shall mean all indebtedness, obligations and liabilities of the Company and its Subsidiaries to any of the Noteholders, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the Convertible Notes or Notes, or other instruments at any time evidencing any thereof.

      "Noteholders" shall mean the holder or holders from time to time of the Convertible Notes or Notes, as applicable.

      "Notes" shall have the meaning assigned to that term in Section 2.1.

      "Obligor" means any Person that is obligated to Company on or under an Account.

      "Permitted Liens" shall mean liens, security interests and other encumbrances set forth on Schedule 5.5 together with (a) any lien created under any Subordinated Notes Documents; (b) liens for taxes, fees, assessments or other governmental charges (i) that are not delinquent or remain payable without penalty, or (ii) that are being contested in good faith and by appropriate proceedings diligently prosecuted and for which adequate reserves in accordance with GAAP are being maintained; (c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar liens arising in the ordinary course of business that are not delinquent for more than ninety (90) days or remain payable without penalty or that are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained; (d) liens (other than any lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers; (e) liens consisting of judgment or judicial attachment liens, provided that the enforcement of such liens is effectively stayed and the judgment in respect thereof does not cause an Event of Default under Section 8.1.9; (f) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, either individually or, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of Company or any of its Subsidiaries; (g) liens on any Property acquired or held by Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 7.4; provided that (i) such lien attaches solely to the Property so acquired in such transaction, and (ii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property; (h) any interest or title of a lessor or sublessor under any lease; and (i) liens arising from precautionary uniform commercial code financing statements filed under any lease.

      "Person" shall mean any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

      "Preferred Stock" shall mean the Company's Series A Convertible Preferred Stock, par value $.01 per share.

      "Property" shall mean any interest in any kind or property or asset, whether real, personal or mixed, or tangible or intangible.

      "Redemption" shall have the meaning set forth in the Stock Purchase Agreement.

      "Registration Rights Agreement" shall mean the Registration Rights Agreement of even date herewith by and among the Company and the Investors (as defined therein).

      "Restated Articles" shall mean those certain Amended and Restated Articles of Incorporation of the Company dated as of September 30, 2003.

      "Securities" shall mean collectively the Convertible Notes, the Notes, the Warrants and the Warrant Shares.

      "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

      "Stockholders Agreement" shall mean the Stockholders Agreement of even date herewith among the Company, the Investors (as defined therein) and the Stockholders (as defined therein), as amended, modified or supplemented from time to time in accordance with its terms and the terms hereof.

      "Stock Option Plan" shall mean the 2003 Stock Option and Grant Plan created under an instrument effective as of the date hereof.

      "Stock Option Agreements" shall mean the Stock Option Agreements executed from time to time in accordance with the terms of the Stock Option Plan.

      "Stock Purchase Agreement" shall mean the Stock Purchase Agreement of even date herewith by and among the Company, the Investors (as defined therein) and the Stockholders (as defined therein), as amended, modified or supplemented from time to time in accordance with its terms.

      "Subordinated Notes Documents" shall mean this Agreement and the Securities.

      "Subsidiary" shall mean any Person which the Company shall, directly or indirectly through a Subsidiary or Subsidiaries, have the power to vote or direct the voting of sufficient securities to elect a majority of directors (or persons performing similar functions) or with respect to which the Company, directly or indirectly through a Subsidiary or Subsidiaries, acts as a general partner or managing member or otherwise controls the day-to-day operations of such Person. Any reference herein to a Subsidiary of the Company shall include any Subsidiary of the Company as of the Closing Date or at any time thereafter.

      "Transaction Documents" shall mean the Subordinated Notes Documents, the Stock Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement, the Stock Option Plan, and the Stock Option Agreements.

      "Unmatured Event of Default" means an event which with the passage of time, giving of notice or both, would become an Event of Default.

      "Warrants" shall have the meaning assigned to that term in Section
2.1(ii).

      "Warrant Shares" shall have the meaning assigned to that term in Section 2.1(ii).

      1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with GAAP. All financial tests relating to the Company shall be calculated with respect to the Company and its Subsidiaries on a consolidated basis.

             ARTICLE II - AUTHORIZATION, PURCHASE, SALE AND TERMS OF
                           CONVERTIBLE NOTES; PAYMENTS

      2.1. The Securities. The Company has authorized the issuance of its Senior Subordinated Secured Convertible Notes due September 30, 2009 in the aggregate original principal amount of $30,000,000. The Senior Subordinated Secured Convertible Notes shall be in the form set forth as Exhibit 2.1 attached hereto and are herein referred to individually as a "Convertible Note" and collectively as the "Convertible Notes", which terms shall also include any notes delivered in exchange or replacement therefor. The Convertible Notes shall
(a) be payable on September 30, 2009 and (b) bear interest compounded quarterly (based on a 360-day year of twelve 30-day months) on the unpaid principal amount thereof until due at the rate of 12% per annum, payable in cash quarterly in arrears on March 31, June 30, September 30 and December 31 in each year, commencing September 30, 2003, and at maturity or prior prepayment of the Convertible Notes in full. The Convertible Notes shall be convertible at any time, in whole or in part, in the sole discretion of the Noteholder thereof, upon such Noteholder's delivery of notice to the Company of its intent to convert, into (i) Senior Subordinated Secured Notes due September 30, 2009 in the aggregate principal amount of $29,995,000 (or such lower amount determined on a pro-rata basis in the event of any in part conversion) plus any interest owed in arrears on the Convertible Notes on the date of conversion, in the form set forth as Exhibit 2.1(i) attached hereto (referred to herein individually as a "Note" and collectively as the "Notes", which terms shall also include any notes delivered in exchange or replacement therefor), and (ii) Common Stock Purchase Warrants of the Company for the purchase (subject to adjustment as provided for therein) of an aggregate of 210.016 (or such lower amount determined on a pro-rata basis in the event of any in part conversion) of the Company's Common Stock (the "Warrant Shares") exercisable at a price per share of $.01 (subject to adjustment), in the form set forth as Exhibit 2.1(ii) attached hereto (referred to herein individually as a "Warrant" and collectively as the "Warrants", which terms shall also include any warrants delivered in exchange or replacement therefor). The Notes shall (Y) payable on September 30, 2009, and (Z) bear interest compounded quarterly (based on a 360-day year of twelve 30-day months) on the unpaid principal amount thereof plus any interest owed in arrears on the Convertible Note as of the Conversion Date (as defined in Section 2.2) until due at the rate of 12% per annum, payable in cash quarterly in arrears on March 31, June 30, September 30, and December 31 in each year commencing on the Conversion Date, and at maturity or prior prepayment of the Notes in full. The Company has authorized the issuance to the Noteholders of the Convertible Notes, and upon conversion thereof, the Notes and the Warrants, and upon exercise of the Warrants the issuance and sale of the Warrant Shares.

      2.2. Purchase of the Convertible Notes; Conversion into Notes and Warrants. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Noteholder severally agrees to purchase Convertible Notes from the Company in the principal amount set forth opposite such Noteholder's name on Exhibit 2.2 attached hereto. The Convertible Notes shall be purchased at a closing (the "Closing") to be held at such location as agreed to by the Company and the Noteholders, at 10:00 a.m. local time, on the date on which this Agreement is executed and delivered and upon satisfaction of the conditions described in Article III (the "Closing Date"). At the Closing, the Company will initially issue one Convertible Note to each Noteholder, payable to such Noteholder or its registered assigns, in the principal amount set forth opposite such Noteholder's name on Exhibit 2.2, against receipt of immediately available funds by wire transfer to an account or accounts designated by the Company prior to the Closing in the amount set forth next to such Noteholder's name on Exhibit 2.2 (or in such other manner as is set forth on Exhibit 2.2). On the date that a Noteholder delivers notice to the Company of its intent to convert a Convertible Note (the "Conversion Date"), the Convertible Note shall be deemed as of such date to be converted into (a) a Note in the principal amount set forth opposite such Noteholder's name on Exhibit 2.2(a) attached hereto, and (b) a Warrant to purchase the number of Warrant Shares set forth opposite such Noteholder's name on Exhibit 2.2(b) attached hereto. On the Conversion Date, the Company will immediately execute and deliver the Note(s) and the Warrant(s) to the applicable Noteholder(s), and thereafter any Convertible Notes so converted shall be deemed to be canceled and of no further force or effect.

      2.3. Issue Price; Original Issue Discount. The issue price of each Convertible Note, within the meaning of Section 1273 of the Code, is as set forth on Exhibit 2.3 attached hereto. The Company and each Noteholder recognize and agree that (i) the Convertible Notes will not be issued with original issue discount within the meaning of Section 1273 of the Code, and (ii) the issue price of any Note issued by the Company, within the meaning of Section 1273 of the Code, will be determined in accordance with the rules in Section 1273(b)(3) or 1273(b)(4), as applicable, at the time of the conversion of the Convertible
Note in respect of which such Note is issued. The Company and each Noteholder agree to comply with all tax, accounting, regulatory and other reporting requirements in a manner which is consistent with the foregoing.

      2.4. Use of Proceeds. The Company agrees to use the full proceeds of the Convertible Notes, together with the $65,000,000 of Preferred Stock, for the Redemption.

      2.5.  Payments and Endorsements.

                  (a) Payments of principal, interest and premium, if any, on the Convertible Notes or the Notes, as applicable, shall be made without set off or counterclaim, directly by wire transfer to an account designated in writing by each Noteholder, without any presentment or notation of payment, except that prior to any transfer of any Convertible Note or Note, as applicable, the holder thereof shall endorse on such Convertible Note or Note, as applicable, a record of the date to which interest has been paid and all payments made on account of principal of such Convertible Note or Note, as applicable. All payments and prepayments of principal of and interest on the Convertible Note or Notes, as applicable, shall be applied (to the extent thereof) to all of the Convertible Notes or Notes, as applicable, pro rata based on the principal amount outstanding and held by each holder thereof.

                  (b)   The obligations of the Company under Sections 2.5 and
2.13 shall survive the payment in full of all amounts due hereunder or under the Convertible Notes or Notes, as applicable.

      2.6.  Redemptions and Mandatory Repurchase.

            2.6.1. Required Redemption. On the stated or accelerated maturity of the Convertible Notes or the Notes, as applicable, the Company will pay the principal amount of the Convertible Notes or the Notes, as applicable, then outstanding together with all accrued and unpaid interest thereon. No redemption of less than all of the

Convertible Notes or the Notes, as applicable, shall affect the obligation of the Company to make the redemption required by this sub-section.

            2.6.2. Optional Redemptions. In addition to the redemption of the Convertible Notes or the Notes, as applicable, required under sub-Section 2.6.1, the Company may at any time and from time to time, voluntarily redeem the Convertible Notes or the Notes, as applicable, in whole, or in part (in integral multiples of $500,000), together with all accrued and unpaid interest on the amount so redeemed through the date of redemption, at a redemption price (expressed as a percentage of the sum of the principal amount to be redeemed) equal to the price indicated below corresponding to the period in which any redemption occurs:

                   Period                                                Redemption Price
                   ------                                                ----------------
Closing Date through September 29, 2004                                       103.00%
September 30, 2004 through September 29, 2005                                 102.50%
September 30, 2005 through September 29, 2006                                 102.00%
September 30, 2006 through September 29, 2009                                 100.00%

            2.6.3. Notice of Redemptions; Pro Rata Redemptions. Written notice of any redemption pursuant to sub-section 2.6.1 or sub-section 2.6.2 shall be given to all holders of the Convertible Notes and the Notes, as applicable, at least twenty (20) Business Days prior to the date of any such redemption and if any such redemption relates to the Convertible Notes such notice shall also state that the Noteholders have the right to convert the Convertible Notes at any time prior to such redemption. Each redemption of the Convertible Notes and the Notes, as applicable, pursuant to sub-sections 2.6.1 and 2.6.2 shall be made so that the Convertible Notes and the Notes, as applicable, then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total unpaid principal amount being redeemed on all the Convertible Notes and the Notes, as applicable, as the unpaid principal amount of the Convertible Notes and the Notes, as applicable, then held by such holder bears to the aggregate unpaid principal amount of the Convertible Notes and the Notes, as applicable, then outstanding.

            2.6.4. Mandatory Repurchase of Notes. As soon as possible, and in any event within five (5) Business Days after the occurrence of a Mandatory Repurchase Event, the Company shall furnish to each Noteholder written notice setting forth in reasonable detail the facts and circumstances underlying such Mandatory Repurchase Event and shall also state if the Convertible Notes are still outstanding that the Noteholders have the right to convert the Convertible Notes at any time. The occurrence of any such Mandatory Repurchase Event shall constitute an irrevocable offer (subject to the last sentence of this sub-section 2.6.4) by the Company to purchase all of the Convertible Notes or the Notes, as applicable, held by such Noteholder, at the price set forth in
Section 2.6.2 as though the mandatory redemption were an optional redemption by the Company, on a date to be specified by the Company, which date shall be not less than thirty (30) days nor more than ninety (90) days after the occurrence of such Mandatory Repurchase Event together with all accrued and unpaid interest on the amount so purchased through the date of purchase. Following receipt of any offer to purchase the Convertible Notes or the Notes, as applicable, hereunder, each Noteholder shall advise the Company, by written notice, within ten (10) Business Days after receipt of such offer, as to whether it desires to sell all or any of the Convertible Notes or the Notes, as applicable, held by it (in integral multiples of $500,000), specifying the principal amount of the Convertible Notes or the Notes, as applicable, to be sold by it. If a Noteholder accepts such offer but does not specify an amount it wishes to receive, it will be deemed to have elected to sell all of the Convertible Notes or the Notes, as applicable, held by it. If a Noteholder fails to respond to such offer by the Company within the ten (10) Business Day acceptance period, such offer shall expire in accordance with its terms and the Company shall not be obligated to purchase any Convertible Note or Note, as applicable, of such Noteholder.

      2.7. Default Rate of Interest. If an Event of Default has occurred and is continuing, from and after the date such Event of Default has occurred, the entire outstanding unpaid principal balance of the Convertible Notes or the Notes, as applicable, and any unpaid interest from time to time in default shall bear interest, payable on demand in cash, at the rate of 15% per annum, compounded quarterly, or such lower rate as then may be the maximum rate permitted by applicable law; provided, however, that upon the cessation or cure of such Event of Default, if no other Event of Default is then continuing, the Convertible Notes or the Notes, as applicable, shall again bear interest at the rate of 12% per annum as set forth in Section 2.1.

      2.8. Maximum Legal Rate of Interest. Nothing in this Agreement or in the Convertible Notes or Notes, as applicable, shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law.

      2.9. Payment on Non-Business Days. Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest due.

      2.10. Transfer and Exchange of Convertible Notes or Notes. The holder of any Convertible Note or Note, as applicable, may, prior to maturity or prepayment thereof, surrender such Convertible Note or Note, as applicable, or Convertible Notes or Notes, as applicable, at the principal office of the Company for transfer or exchange. Any holder desiring to transfer or exchange any Convertible Note or Note, as applicable, shall first notify the Company in writing at least five (5) days in advance of such transfer or exchange; provided, however, that each Noteholder agrees that such Noteholder will not, without the prior written consent of a majority of members of the Board of Directors who are not nominated by the Noteholders or their affiliates, transfer any Convertible Notes or Notes held by such Noteholder to any Competitor unless such transfer is made in connection with (i) the termination or dissolution of such Investor's partnership or investment fund and the Convertible Notes or Notes transferred comprise less than 25% of the aggregate value of the securities being transferred to such Competitor pursuant to such termination or dissolution or
(ii) any transaction in which Leonard Foxman and the Foxman Family LLC are given the opportunity to sell or transfer all shares of capital stock held by them as of the date of such proposed transfer. Within a reasonable time after such notice to the Company from a holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such holder, the Company shall issue in exchange therefor another Convertible Note or Note, as applicable, or Convertible Notes or Notes, as applicable, in denominations of $100,000 and multiples thereof, except in the case of a Convertible Note or Note, as applicable, for the balance of the aggregate amount of the Convertible Note or Note, as applicable, or Convertible Notes or Notes, as applicable, so transferred which shall be in a minimum denomination of $100,000, all as requested by the holder, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Convertible Note or Note, if applicable, or Convertible Notes or Notes, as applicable, so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Convertible Note or Note, as applicable, or Convertible Notes or Notes, as applicable, so surrendered (provided that no minimum shall apply to a liquidating distribution of Convertible Notes or Notes, as applicable, to investors in a Noteholder and any Convertible Notes or Notes, as applicable, so distributed may be subsequently transferred by such investor and its successors in the original denomination thereof without restriction under this sentence). Each new Convertible Note or Note, as applicable, shall be made payable to such Person or Persons, or assigns, as the holder of such surrendered Convertible Note or Note, as applicable, or Convertible Notes or Notes, as applicable, may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Company shall have no obligation hereunder or under any Convertible Note or Note, as applicable, to any person other than the registered holder of each such Convertible Note or Note, as applicable. Notwithstanding anything to the contrary contained herein, no Noteholder shall be permitted to transfer any of its Convertible Notes or Notes, as applicable, unless such Noteholder's transferee has agreed in writing to be bound by the terms of this Agreement and the other Subordinated Notes Documents to which such Noteholder is a party, including the representations and warranties set forth in Section 4.1 hereof.

      2.11. Replacement of Convertible Notes or Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Convertible Note or Note, as applicable, and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Convertible Note or Note, as applicable, the Company will issue a new Convertible Note or Note, as applicable, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Convertible Note or Note, as applicable; provided, however, if any Convertible Note or Note, as applicable, of which a Noteholder, its nominee, or any of its partners is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of such holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnity bond or other security shall be required as a condition to the execution and delivery by the Company of a new Convertible Note or Note, as applicable, in replacement of such lost, stolen or destroyed Convertible Note or Note, as applicable, other than such holder's written agreement to indemnify the Company.

      2.12. Other Notices. So long as any Convertible Notes are outstanding, the Company shall provide written notice to each Noteholder at least thirty (30) Business Days prior to the occurrence or closing of a Mandatory Repurchase Event or a public offering of securities by the Company setting forth in reasonable detail the facts and circumstances underlying such Mandatory Repurchase Event or public offering and also stating that the Noteholders have the right to convert the Convertible Notes at any time.

      2.13. Taxes.

            2.13.1. General. Anything herein to the contrary notwithstanding, if any changes in present or future Applicable Law shall impose on the Company any obligation with respect to any amount payable by it hereunder or under any of the other Transaction Documents to withhold or deduct any taxes, levies, imposts, duties, charges, fees, deductions or withholdings (the Taxes"), the Company will pay to the Noteholders, on the date on which such amount is due and payable hereunder or under such other Transaction Document, such additional amount in United States Dollars as shall be necessary to enable the Noteholders to receive the same net amount which the Noteholders would have received on such due date if no such obligation had been imposed upon the Company.

            2.13.2. Indemnification. Subject to subsection 2.13.5, provided that the applicable Noteholder notifies the Company within one year of the later of
(a) becoming aware of any such liability and (b) incurring such Taxes, Company shall indemnify and hold harmless each Noteholder for the full amount of Taxes paid by such Noteholder and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto. Payment under this indemnification shall be made within thirty (30) days from the date any Noteholder makes written demand therefore.

            2.13.3. Payment. If Company shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under any Subordinated Notes Documents to any Noteholder, then, subject to subsection 2.13.5: (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Noteholder receives an amount equal to the sum it would have received had no such deductions been made; (b) Company shall make such deductions; and (c) Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

            2.13.4. Foreign Noteholders. Each Noteholder that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Company two copies of each U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a ten percent (10%) shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Company and is not a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Company under any Subordinated Notes Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and/or holder of any Securities. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.

            2.13.5. No Obligation to Pay Taxes. Company shall not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 2.13.3 to any Noteholder:

                    (a) if the obligation to pay such additional amounts would not have arisen but for a failure by such Noteholder to comply with its obligations under subsection 2.13.4;

                    (b) if such Noteholder shall have delivered to the Company a Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto) and such Noteholder shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company under any Subordinated Notes Documents for any reason other than a change in United States law, treaty or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto); or

                    (c) if such Noteholder shall have delivered to the Company a Form W-8 (or any subsequent versions thereof or successors thereto) and such Noteholder shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company under any Subordinated Notes Documents for any reason other than a change in the United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8 (or subsequent versions thereof or successors thereto).

              ARTICLE III - CONDITIONS TO NOTEHOLDERS' OBLIGATIONS

      The obligation of the Noteholders to purchase the Convertible Notes at the Closing is subject to the following conditions, all or any of which may be waived in writing by the Noteholders:

      3.1. Representations and Warranties. Each of the representations and warranties of the Company set forth in Article V hereof shall be true and correct in all respects at the time of, and immediately after giving effect to, the purchase of the Convertible Notes.

      3.2. Documentation at Closing. The Noteholders shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Noteholders and their special counsel:

                    (a) Certified copies of all charter documents of the Company and its Subsidiaries; certified copies of the resolutions of the boards of directors and, to the extent required, the shareholders of the Company and its Subsidiaries evidencing approval of this Agreement, the other Transaction Documents and all other matters contemplated hereby and thereby; and certified copies of the By laws of the Company; certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the other Transaction Documents and all other matters contemplated hereby or thereby.

                    (b) A certificate of the Secretary of the Company and its Subsidiaries which shall certify the names of the officers of the Company and its Subsidiaries authorized to sign this Agreement, the other Transaction Documents and any other documents or certificates to be delivered pursuant hereto or thereto by the Company and its Subsidiaries or any of their respective officers, together with the true signatures of such officers. The Noteholders may conclusively rely on such certificate(s) until they shall receive a further certificate of the Secretary of the Company and its Subsidiaries canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

                  (c) A certificate from a duly authorized officer of the Company stating that (i) the representations and warranties contained in Article V hereof and otherwise made by the Company in writing in connection with the transactions contemplated hereby are true and correct, (ii) no condition or event has occurred or is continuing or will result from the execution and delivery of this Agreement or the Transaction Documents which constitutes an Event of Default or Unmatured Event of Default and (iii) all the conditions set forth in this Article III have been satisfied (other than those, if any, waived by the Noteholders in writing).

                  (d) The Convertible Notes duly executed by the Company and registered in the name of the Noteholders.

                  (e) Payment for the costs, expenses, taxes and filing fees identified in Section 9.4 as to which the Noteholder gives the Company notice prior to or at the Closing.

                  (f) A solvency certificate from the chief executive officer of the Company addressed to the Noteholder and dated the Closing Date and supporting the conclusion, that, after giving effect to the transactions contemplated in the Stock Purchase Documents, the Subordinated Notes Documents and the incurrence of all financing contemplated herein and therein, the Company will not be left with unreasonably small capital with which to engage in its business and will not have incurred debts beyond its ability to pay such debts in the ordinary course as they mature and become due.

                  (g) Such other documents referenced in any Exhibit hereto or relating to the transactions contemplated by this Agreement as the Noteholders or its special counsel may reasonably request.

      3.3. Use of Proceeds. The Company shall have used, or simultaneously with the Closing shall use, funds from the sale of the Preferred Stock and the Convertible Notes for the purposes described in Section 2.4.

      3.4. Compliance with this Agreement. The Company shall have performed and complied with all of its agreements and satisfied the conditions set forth or contemplated herein that are required to be performed or complied with or satisfied by it on or before the Closing Date.

      3.5. No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any governmental authority or any condition under Applicable Law which, in the judgment of the Noteholders would prohibit the purchase of the Convertible Notes hereunder or subject the Noteholders to any penalty or other onerous condition under or pursuant to Applicable Law if the Convertible Notes were to be purchased hereunder.

               ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE
                                   NOTEHOLDERS

      4.1. Representations and Warranties of the Noteholders. Each Noteholder, for itself only, hereby represents and warrants, which representations and warranties shall survive the closing, that:

                  (a) Such Noteholders have duly authorized, executed and delivered this Agreement and such of the Transaction Documents as require execution by such Noteholder, and each constitutes the valid and binding obligation of such Noteholders enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

                  (b) Such Noteholders are acquiring the Securities for its own account, and not as nominee or agent.

                  (c) The Securities are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof; subject, nevertheless, to the condition that, except as otherwise provided herein or in the Stockholder's Agreement and subject to compliance with applicable securities laws, the disposition of the property of such Noteholders shall at all times be within its control. Such Noteholders were not formed solely for the purpose of making an investment in the Company or its Subsidiaries.

                  (d) Such Noteholders understand that it must bear the economic risk of its investment for an indefinite period of time because the Securities are not, and will not be, registered under the Securities Act or any applicable state securities laws, except as may be provided in this Agreement and the Stockholders Agreement, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Noteholders acknowledge that, in issuing the Securities, the Company is relying on the representations and warranties of such Noteholders in this Section 4.1.

                  (e) No Person has or will have, as a result of the transactions contemplated by this Agreement, any rights, interest or valid claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by such Noteholders or any agent of such Noteholder.

                  (f) Such Noteholders hereby acknowledge that the Securities (unless no longer required in the opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, it being agreed that Goodwin Procter LLP shall be satisfactory) shall bear a legend substantially in the following form (in addition to any other legend required by the Transaction Documents):

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

The acquisition by such Noteholders of the Securities shall constitute a confirmation by it of the foregoing representations.

                   ARTICLE V - REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants to the Noteholders as of the Closing Date as follows (which representations and warranties shall survive the Closing but shall not be deemed re-made as of any date subsequent to the Closing Date), after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents:

      5.1.  Authority.

            5.1.1. Incorporation; Good Standing Each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary, except where a failure to be so qualified has not had and would not reasonably be expected to result in a Material Adverse Effect.

            5.1.2. Authorization. The execution, delivery and performance of the Subordinated Notes Documents and the transactions contemplated thereby (a) are within the authority of such Person, (b) have been duly authorized by all necessary proceedings, including, without limitation, the authorization of the issuance and delivery of the Convertible Notes, and upon conversion thereof, the issuance and delivery of the Notes and the Warrants, and upon exercise of the Warrants, the issuance and delivery of the Warrant Shares, (c) do not violate, conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Company or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Company or any of its Subsidiaries and (d) do not violate, conflict with, or result in the creation of any Lien on the properties or assets of the Company or any of its Subsidiaries under, any provision of the charter or bylaws (or similar governing instruments) of, or any material agreement or other material instrument binding upon, the Company or any of its Subsidiaries. Sufficient shares of authorized but unissued Common Stock have been reserved by appropriate action in connection with the prospective exercise of the Warrants. None of the purchase of the Convertible Notes, or issuance of the Notes and Warrants, or the issuance of shares of Common Stock upon the exercise of the Warrants, is subject to preemptive or other similar statutory or contractual rights (except for such rights under the Stockholders Agreement).

            5.1.3. Enforceability. The execution and delivery of the Subordinated Notes Documents will result in valid and legally binding obligations of the Company enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability and the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

      5.2. Governmental Approvals. The execution, delivery and performance by the Company and its Subsidiaries of the Subordinated Notes Documents and the transactions contemplated thereby, including the issuance and delivery of the Convertible Notes and upon conversion thereof, the issuance and delivery of the Notes and Warrants, and upon exercise of the Warrants the issuance and delivery of the Warrant Shares, do not require the approval or consent of, or filing with, any governmental agency or authority other than the filing of the Restated Articles with the Secretary of the State of Illinois and the filings that will be made and the consents that will be obtained under state securities laws.

      5.3. No Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

      5.4. Government Regulation. Neither the Company nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940; nor is it subject to regulation under the

Federal Power Act, the Interstate Commerce Act or any other requirement and law which purports to regulate or restrict its ability to borrow money.

      5.5. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.

      5.6. Use of Proceeds. The proceeds of the Convertible Notes shall be used for the purposes described in Section 2.4.

      5.7. Securities Act. None of the Company nor any other Person authorized to act on its behalf has offered or will offer to sell the Securities or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Securities to the Noteholders outside the exemptions from the registration requirements of the Securities Act. Assuming the accuracy of the representations and warranties of each Noteholder set forth herein, the issuance of the Securities to the Noteholders pursuant to this Agreement is not required to be registered under the Securities Act or applicable state securities law.

      5.8. Representations and Warranties Incorporated from Stock Purchase Agreement. As of the date hereof, each of the representations and warranties given by the Company and, to the knowledge of the Company, each of the representations and warranties given by the Stockholders (as defined therein) in the Stock Purchase Agreement is true and correct, other than those that speak as of a specified date, in which case such representations and warranties are true and correct as of such date or those that are limited by materiality or other like qualifier or exception, in which case such representations are true and correct to such extent. Each of the representations and warranties given by the Company and, to the knowledge of the Company, each of the representations and warranties given by the Stockholders (as defined therein) in the Stock Purchase Agreement is incorporated herein as if such representations and warranties were set forth fully herein and for purposes of this Agreement.

      5.9. No Materially Adverse Judgments, etc. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, order, rule or regulation that has had or would reasonably be expected to result in a Material Adverse Effect. None of the Company or any of its Subsidiaries is a party to any contract or agreement that has had or would reasonably be expected to result in any Material Adverse Effect.

                ARTICLE VI - AFFIRMATIVE COVENANTS OF THE COMPANY

      The Company covenants and agrees that so long as any of the Convertible Notes or Notes are outstanding:

      6.1. Payment of Taxes and Claims. The Company shall pay, before they become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its Property, except for those being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP.

      6.2.  Maintenance of Insurance, Financial Records and Corporate Existence.

            6.2.1. Property Insurance. The Company shall maintain or cause to be maintained insurance on its Property against fire, flood, casualty and such other hazards in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as the Company. The policies of all such casualty insurance shall contain standard lender loss payable provisions and additional insured clauses issued in favor of the Noteholders pursuant to which all losses thereunder shall be paid to the Noteholders as the Noteholders' interests may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to the Noteholders and shall insure the Noteholders notwithstanding the act or neglect of the insured. At or prior to Closing, the Company shall furnish the Noteholders with insurance certificates evidencing the policies then being maintained by the Company. In the event the Company fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premiums) on any such insurance, the Noteholders may do so for the Company, but the Company shall continue to be liable for the same. The Company may later cancel any insurance purchased by Noteholders, but only after providing evidence the Company has obtained insurance as required by this Agreement.

            6.2.2. Public Liability and Business Interruption Insurance. The Company shall maintain, and shall deliver to the Noteholders' upon their request evidence of public liability and business interruption insurance in aggregate amount not less than $3,000,000 and per occurrence amount not less than $1,000,000.

            6.2.3. Financial Records. The Company shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. The Company shall not change its respective fiscal year end date without prior written notice to the Noteholders.

            6.2.4. Existence and Rights. The Company shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its legal existence, good standing, rights and franchises (other than with respect to foreign qualification to the extent failure to maintain same would not reasonably be likely to result in a Material Adverse Effect).

            6.2.5. Compliance with Laws. The Company shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including without limitation environmental or environmental related laws, statutes, ordinances, rules, regulations and notices), and shall obtain and maintain any and all licenses, permits, franchises, certificates of need, or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to comply with or obtain would reasonably be likely to result in a Material Adverse Effect.

      6.3. Business Conducted. The Company shall continue in the business presently operated by it using its best efforts to maintain its customers. The Company shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by it immediately prior to the Closing Date.

      6.4. Litigation. The Company shall give prompt notice to the Noteholders' of any litigation or investigation claiming in excess of $250,000 from the Company, or which may otherwise have a Material Adverse Effect.

      6.5. Taxes. The Company shall pay all Taxes, if any, in connection with the transactions contemplated by this Agreement and/or the recording of any financing statements or other document to be executed in connection therewith subject to subsection 2.13.5. The Noteholder Obligations of the Company under this Section shall survive the payment of its Noteholder Obligations under this Agreement and under the Convertible Notes and Notes and the termination of this Agreement.

      6.6. Financial and Business Information. The Company shall deliver to the Noteholders' each of the following (all to be in form and substance satisfactory to the Noteholders):

            6.6.1. Financial Statements.

                   (a) As soon as available but in any event, within one hundred and twenty (120) days after the end of the Fiscal Year ended September 30, 2003 and thereafter within ninety (90) days after the end of each Fiscal Year of the Company, deliver to the Noteholders, financial statements of the Company for such year that present fairly the Company's financial condition, including the balance sheet of the Company as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, all on a consolidated and consolidating basis, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by independent public accountants of recognized standing, selected by the Company and reasonably satisfactory to the Noteholders, and prepared in accordance with GAAP.

                   (b)   As soon as available but in any event within forty-five
(45) days after the end of the first three Fiscal Quarters of each Fiscal Year, deliver to the Noteholders the Company's internally prepared quarterly consolidated and consolidating financial statements, along with year to date information, including balance sheet, income statement and statements of cash flows with respect to the periods measured.

                   (c) Promptly upon request, deliver such other information concerning the Company as the Noteholders may from time to time reasonably request, including annual reports, security law filings and reports to any security holders.

                   (d) By the first day of each fiscal year annual consolidated and consolidating projections for the Company for the fiscal year then beginning, including balance sheet, income statements and statements of cash flow, all prepared on a monthly basis.

                   (e) Contemporaneously with delivery of the annual financial statements referred to in subsection 6.7.1(a) above, a good standing certificate from the Company's jurisdiction of organization evidencing that the Company remains in good standing in, and continues to be organized under the laws of, such jurisdiction.

                   (f) Such other data, reports, statements and information (financial or otherwise) as the Noteholders may reasonably request.

            6.6.2. Notice of Event of Default. Promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or Unmatured Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action the Company is taking (and proposes to take) with respect thereto.

            6.6.3. Notice of Claimed Default. Promptly upon receipt by the Company, notice of default, oral or written, given to the Company by any creditor for borrowed money in excess of $250,000.

      6.7. Officers' Certificates. Along with the set of financial statements delivered to the Noteholders at the end of each fiscal quarter and fiscal year pursuant to Section 6.6 hereof, deliver to the Noteholders a certificate in the form of Exhibit 6.7 attached hereto from the Chief Financial Officer or Treasurer of the Company setting forth that he, in his capacity as an officer of the Company has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of the Company from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or Unmatured Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

      6.8. Inspection. With reasonable notice, the Company will permit any of the Noteholders' officers or other representatives to visit and inspect the Company's location(s) or where any Property is kept during regular business hours to examine and audit all of the Company's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys. The Company shall pay to the Noteholders all reasonable fees and out-of-pocket expenses for such inspections; provided, however, that so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, the Company shall not be responsible for costs, fees and expenses associated with more than two (2) such inspections in any twelve (12) consecutive month period.

      6.9. Tax Returns and Reports. At the Noteholders' request from time to time, the Company shall promptly furnish the Noteholders with copies of the annual federal and state income tax returns of the Company.

      6.10. Material Adverse Development. The Company agrees that immediately upon it or any of its officers becoming aware of any development or other information that would reasonably be expected to result in a Material Adverse Effect, it shall give to the Noteholders telephonic or facsimile notice of the nature of such development or information and such anticipated effect. In addition, if such notice is verbal, it shall be confirmed by written notice thereof to the Noteholders on the next Business Day after such verbal notice is given.

      6.11. Places of Business. The Company shall give thirty (30) days prior written notice to the Noteholders of any changes in (a) its jurisdiction of organization or (b) the location of its chief executive office or any other places of business, or the establishment of any new, or the discontinuance of any existing place of business.

      6.12. Notice of Action. The Company will promptly notify the Noteholders in the event of any legal action, dispute, setoff, counterclaim, defense or reduction that is or may be asserted by an Obligor with respect to any material Account that may have a material adverse effect on the collectibility of a material portion of such Account or all Accounts collectively.

      6.13. Verification of Information. At the reasonable request of the Noteholders, the Company will promptly provide and verify the accuracy of information concerning it and its Affiliates of the type provided to the Noteholders in connection with their decision to enter into this Agreement and such other information concerning the Company and its Affiliates as the Noteholders may reasonably request, including, without limitation, all information necessary to provide full and complete disclosure of all material facts pertaining to an investment in the Securities in compliance with federal and state securities and blue sky laws. Such information will be true and complete in all material respects and will not omit to state a material fact necessary to make the statements contained in such information, in light of the circumstances under which they were made, not misleading.

      6.14. Commercial Tort Claim. The Company shall provide written notice to the Noteholders of any material commercial tort claim (as defined in the Uniform Commercial Code) to which the Company is or becomes a party or which otherwise inures to the benefit of the Company. Such notice shall contain a sufficient description of the commercial tort claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case (if applicable), and a detailed explanation of the events giving rise to such claim.

                 ARTICLE VII - NEGATIVE COVENANTS OF THE COMPANY

      The Company covenants and agrees that so long as any of the Convertible Notes or Notes are outstanding:

      7.1.  Merger, Consolidation, Dissolution or Liquidation.

                  (a) The Company shall not sell, lease, license, transfer or otherwise or dispose of its Property other than (i) equipment or inventory sold or disposed of in the ordinary course or ordinary operation of the Company's business or (ii) dispositions of assets for fair market value, the aggregate amount of which dispositions shall not exceed $500,000 in a Fiscal Year, without the Noteholders' prior written consent.

                  (b) The Company shall not merge or consolidate with, or acquire, any other Person or commence a dissolution or liquidation without the Noteholders' prior written consent, except that any Subsidiary may merge with, or dissolve or liquidate into the Company or another Subsidiary.

      7.2. Liens and Encumbrances. The Company shall not permit to exist any lien on its Property other than Permitted Liens.

      7.3. Guarantees. Except as set forth on Schedule 7.3 attached hereto and excepting (a) the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, (b) obligations arising in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations, (c) obligations arising under indemnity agreements to title insurers for title insurance policies, indemnification obligations arising under the Transaction Documents and (d) guarantees by the Company of obligations of any Subsidiary, the Company shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any other Person.

      7.4. Indebtedness. Without the Noteholders' prior written consent, the Company shall not create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (a) Indebtedness to the Noteholders or to any lender pursuant to a senior credit facility approved by the Board of Directors, (b) Indebtedness existing on the Closing Date, including extensions and refinancings thereof that do not increase the principal amount of such Indebtedness, (c) Indebtedness associated with capital leases with an aggregate amount payable during any fiscal year not to exceed Five Hundred Thousand Dollars ($500,000), (d) items permitted under Section 5.5 to the extent they constitute Indebtedness and (e) other unsecured Indebtedness not exceeding $500,000 in the aggregate at any time outstanding.

      7.5. Loans to Other Persons. The Company shall not make or be permitted to have outstanding any loans, advances or extensions of credit to any Person; provided, however, that the Company may make loans and advances to (i) Subsidiaries or (ii) employees that in each case do not exceed Fifty Thousand Dollars ($50,000) and in the aggregate do not exceed Five Hundred Thousand Dollars ($500,000).

      7.6. Subordinated Debt Payments. The Company shall not make any payment in contravention of the terms and conditions of any subordination agreements.

      7.7. Distributions. The Company shall not declare or pay or make any forms of Distributions to its shareholders (other than Distributions made solely in its common stock or other equity securities or pursuant to any of the Company's equity incentive plans), their successors or assigns without the prior written consent of the Noteholders.

                             ARTICLE VIII - DEFAULT

      8.1. Events of Default. Each of the following events shall constitute an event of default ("Event of Default") and the Noteholders shall thereupon have the option to declare the Noteholder Obligations under this Agreement and the Convertible Notes and Notes immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in any of sub-sections 8.1.10-8.1.12 shall automatically cause an acceleration of such Noteholder Obligations):

            8.1.1. Payment. if with respect to the Convertible Notes or Notes the Company fails to make any payment of (a) principal on the date when such payment is due and payable or (b) interest on the date when such payment is due and payable and such failure continues for a period of three (3) Business Days; provided, however, that the three (3) Business Day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default or otherwise; or

            8.1.2. Other Charges. if the Company fails to pay any other charges, fees, expenses or other monetary obligations owing to the Noteholders, arising out of or incurred in connection with this Agreement on the date when such payment is due and payable, whether upon maturity, acceleration, demand or otherwise and such failure continues for a period of ten (10) Business Days after the earlier of the Company becoming aware of such failure or the Company receiving written notice of such failure; provided, however, that the ten (10) Business Day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default, or otherwise; or

            8.1.3. Particular Covenant Defaults. if the Company fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and not otherwise described in Section 8.1; provided, however, that with respect to failures to perform, comply with or observe the covenants set forth in Sections 6.1, 6.2.3, 6.13 or 6.14, the Company shall have a grace a period of thirty (30) Business Days after the earlier of the Company becoming aware of such failure or the Company receiving written notice of such failure to cure such failure; or

            8.1.4. Financial Information. if any statement, report, financial statement, or certificate made or delivered by the Company or any of its officers, employees or agents, to the Noteholders is not true and correct, in all material respects, when made; or

            8.1.5. Uninsured Loss. if there shall occur any uninsured damage to or loss, theft, or destruction in excess of Five Hundred Thousand Dollars ($500,000) with respect to any portion of the Company's Property, or

            8.1.6. Warranties or Representations. if any warranty, representation or other statement by or on behalf of the Company contained in or pursuant to this Agreement, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

            8.1.7. Agreements with Others. if the Company shall default beyond any grace period under any agreement with any creditor for borrowed money and
(a) such default consists of the failure to pay any principal, premium or interest with respect to such indebtedness or (b) such default consists of the failure to perform any covenant or agreement(s) with respect to such indebtedness, which indebtedness in the case of either (a) or (b) exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate if the effect of such default is to cause or permit the Company's obligations which are the subject thereof to become due prior to its maturity date or prior to its regularly scheduled date of payment; or

            8.1.8. Other Agreements with the Noteholders. if the Company breaches or violates the terms of, or if a default or an event of default (after the expiration of any applicable grace or cure period), occurs under, any other existing or future agreement (related or unrelated) between or among the Company and any of the Noteholders; or

            8.1.9. Judgments. if any final judgment for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) which is not fully and unconditionally covered by insurance, stayed pending appeal, or for which the Company has not established a cash or cash equivalent reserve in the amount of such judgment, shall be rendered; or

            8.1.10. Assignment for Benefit of Creditors, Etc. if the Company makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by the Company which might materially and adversely affect the Company, or

            8.1.11. Bankruptcy, Dissolution. Etc. upon the commencement of any action for the dissolution or liquidation of the Company, or the commencement of any bankruptcy, insolvency or liquidation proceeding to avoid any transaction entered into by the Company with Noteholders or the commencement of any case or proceeding for reorganization or liquidation of the Company's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against the Company, provided, however, that the Company shall have forty-five (45) days to obtain the dismissal or discharge of involuntary proceedings filed against the Company, it being understood that during such forty-five (45) day period, the Noteholders may seek adequate protection in any bankruptcy proceeding; or

            8.1.12. Receiver. upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for the Company or for any of its Property; or

            8.1.13. Execution Process, Seizure. Etc. the issuance of any execution or distraint process against the Company, or any material Property of the Company is seized by any governmental entity, federal, state or local; or

            8.1.14. Termination of Business. if the Company ceases any material portion of its business operations as presently conducted; provided, however, that the cessation of certain products or the termination of particular product lines as may occur from time to time in the ordinary course of business shall not constitute termination of material operations hereunder; or

            8.1.15. Pension Benefits. Etc. if the Company fails to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer its employee plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a lien to secure any deficiency or claim in excess of $250,000.

      8.2. Cure. Nothing contained in this Agreement or the Transaction Documents shall be deemed to compel the Noteholders to accept a cure of any Event of Default hereunder.

      8.3.  Rights and Remedies on Default.

                  (a) Upon the occurrence and during the continuance of an Event of Default, Noteholders holding greater than 50%, voting together as a single class, in principal amount of the Convertible Notes and Notes, as applicable, may, by notice to the Company, declare the entire unpaid principal amount of the Convertible Notes and/or Notes, as applicable, plus all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Convertible Notes or Notes, as applicable, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under sub-sections 8.1.10 or .11, in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

                  (b)   In the case of an Event of Default under sub-sections
8.1.1 or .2, each Noteholder may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or in aid of the exercise of any power granted in this Agreement.

                  (c) In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Noteholders shall have accelerated the maturity of the Convertible Notes or Notes, as applicable, pursuant to sub-section 8.3(a), each Noteholder, if owed any amount with respect to the Convertible Notes or Notes, as applicable, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Subordinated Notes Documents or any instrument pursuant to which the Noteholder Obligations to such Noteholders are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Noteholder. No remedy herein conferred upon any Noteholder is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

      8.4. Nature of Remedies. All rights and remedies granted to the Noteholders hereunder and under the Transaction Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and the Noteholders may proceed with any number of remedies at the same time until all Noteholder Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and the Noteholders, upon or at any time after the occurrence of an Event of Default, may proceed against the Company at any time, under any agreement, with any available remedy and in any order.

      8.5. Set-Off. If any bank account or other Property held by or with the Noteholders, or any Affiliate of the Noteholders, or any participant is attached or otherwise liened or levied upon by any third party, the Noteholders (and such participant) shall have and be deemed to have, without notice to the Company, the immediate right of set-off and may apply the funds or other amounts or property thus set off against any of the Company's Noteholder Obligations hereunder.

      8.6. Distribution of Proceeds. In the event that following the occurrence or during the continuance of any Event of Default or Unmatured Event of Default, any Noteholder receives any monies with respect to the amounts due hereunder, such monies shall be distributed for application as follows:

                  (a) First, to the payment of, or (as the case may be) the reimbursement of the Noteholders for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Noteholders in connection with the collection of such monies by the Noteholders, for the exercise, protection or enforcement by the Noteholders of all or any of the rights, remedies, powers and privileges of the Noteholders under this Agreement or any of the other Subordinated Notes Documents pro rata based on the relative amount so incurred or sustained;

                  (b) Second, to all other Noteholder Obligations in such order or preference as the Noteholders may determine; provided, however, that distributions shall be made among the Noteholders pro rata; and

                  (c) Third, the excess, if any, shall be returned to the Company or to such other Persons as are entitled thereto.

                           ARTICLE IX - MISCELLANEOUS

      9.1. No Waiver; Cumulative Remedies. No failure or delay on the part of any Noteholder, in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      9.2. Amendments, Waivers and Consents. Any provision in this Agreement, the Convertible Notes or Notes, as applicable, or the other Subordinated Notes Documents to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company shall, as long as any Convertible Notes or Notes, as applicable, are outstanding, obtain consent thereto in writing from the holder or holders of at least greater than 50%, voting together as a single class, in principal amount of all Convertible Notes or Notes, as applicable, then outstanding, and shall, in any case, deliver copies of such consent in writing to all other holders of Convertible Notes or Notes, as applicable; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Convertible Note or Note, as applicable, without the consent of the holder thereof, or to alter or amend any provisions relating to prepayments, mandatory purchase or the terms of subordination, or to alter or amend the consent mechanism provided for under this Section 9.2.

      9.3. Addresses for Notices, Etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses indicated below:

      If to the Company:

      Eagle Test Systems, Inc.
      620 South Butterfield Road
      Mundelin, IL  60060-4483
      Attention: Leonard Foxman
                 Theodore Foxman
      Telecopy No.: (847) 367-8640

      With a copy to:

      Katten Muchin Zavis Rosenman
      525 West Monroe Street
      Suite 1600
      Chicago, IL  60661-3693
      Attention: Howard S. Lanznar
      Telecopy No.: (312) 9002-1061

      If to the Noteholders on the date hereof:

      TA Associates, Inc.
      High Street Tower
      Suite 2500
      Boston, MA
      Attention: Michael C. Child and Jameson J. McJunkin
      Telecopy No.: (617) 574-6728

      If to any subsequent Noteholders:

      at such holder's address for notice as set forth in the transfer records of the Company or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed or sent, respectively, be effective (i) three (3) days after being deposited in the mails or (ii) one Business Day after being deposited with the express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

      9.4. Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Agreement, the Securities, the other Subordinated Notes Documents and other instruments and documents to be delivered hereunder, and in connection with the consummation of the transactions contemplated hereby and thereby, as well as all reasonable costs and expenses of the Noteholders in connection with the amendment, waiver (whether or not such amendment or waiver becomes effective) or enforcement of this Agreement, the Securities, the other Subordinated Notes Documents, and other instruments and documents to be delivered hereunder and thereunder, including without limitation the expenses of the Noteholders under Section 6.8 hereof at any time after a Default has occurred and is continuing.

      9.5. Assignability; Binding Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto; provided, however, that any Noteholder may assign this Agreement freely without consent to any transferee permitted under Section 2.10. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement.

      9.6. Payments in Respect of Convertible Notes or Notes. Each Noteholder and any successor holder of the Convertible Notes or Notes, as applicable, by their acceptance thereof, agree that, with respect to all sums received by them applicable to the payment of principal of or interest on the Convertible Notes or Notes, as applicable, equitable adjustment will be made among them so that, in effect, all such sums shall be shared ratably by all of the holders of the Convertible Notes or Notes, as applicable, whether received by voluntary payment, by the exercise of the right of set off, by counterclaim or cross-action or by the enforcement of any or all of the Convertible Notes or Notes, as applicable. If any holder of the Convertible Notes or Notes, as applicable, receives any payment on its Convertible Notes or Notes, as applicable, in excess of its pro rata portion, then such holder receiving such excess payment shall purchase for cash from the other holders an interest in their Convertible Notes or Notes, as applicable, in such amounts as shall result in a ratable participation by all of the holders in the aggregate unpaid amount of Convertible Notes or Notes, as applicable, then outstanding. The Company shall not have any obligation to any Person under this Section 9.6.

      9.7.  Indemnification. In addition to the payment of expenses pursuant to
Section 9.4, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify, pay and hold each Noteholder and the partners, members, officers, directors, employees and agents of each Noteholder (collectively, the "Indemnitees") harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the Convertible Notes or Notes, and the other Transaction Documents,
(ii) the Noteholders' agreement to purchase the Convertible Notes, or the use or intended use of the proceeds of the Convertible Notes hereunder, or (iii) the violation of any securities law by the Company, or any of its Subsidiaries, or
(iv) the failure by the Company to comply with any law, rule or regulation applicable to the transactions contemplated thereby (the "Indemnified Liabilities"); provided that the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities which are determined by a final court decision to have resulted from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

      9.8. Survival of Representations and Warranties. All representations and warranties made to the Noteholders in this Agreement, the Convertible Notes or Notes, the Transaction Documents or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof and thereof (but shall not be deemed to be remade as of any date subsequent to the Closing Date), regardless of any investigation made by the Noteholders or on behalf of the Noteholders.

      9.9. Prior Agreements. This Agreement and the Transaction Documents constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof or thereof.

      9.10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

      9.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against the Company with respect to any of the Noteholder Obligations, this Agreement, the other Subordinated Note Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, the Company accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Company hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Company at its address set forth in Section 9.3 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of any Noteholder to bring proceedings against the Company in the courts of any other jurisdiction. The Company waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Company waives the right to remove any judicial proceeding brought against the Company in any state court to any federal court. Any judicial proceeding by the Company against any Noteholder involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Cook, State of Illinois.

      9.12. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE

TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      9.13. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

      9.14. Further Assurances. From and after the date of this Agreement, upon the request of the Noteholders, the Company and its Subsidiaries shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of the Subordinated Notes Documents.

      9.15. Specific Performance. Upon breach or default by the Company with respect to any obligation hereunder or under the Convertible Notes or Notes, each Noteholder shall be entitled to protect and enforce its rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

      9.16. Actions by Noteholders. Except as provided in Section 9.2, wherever in this Agreement action is required or permitted to be taken by, or consent is required of, or a matter requires the satisfaction of, the Noteholders, such action may be taken by, and/or such consent may be obtained from, and/or such satisfaction may be expressed by, the holders of greater than 50%, voting together as a single class, of the principal amount of all Convertible Notes or Notes, as applicable, then outstanding.

      9.17. Limitation of Liability. No Noteholder shall have any liability to the Company and its Subsidiaries (whether sounding in tort, contract, or otherwise) for consequential damages suffered by the Company and its Subsidiaries in connection with, arising out of, or in any way related to the transactions or relationships contemplated by the Subordinated Notes Documents, or any act, omission or event occurring in connection therewith, or for any special exemplary or punitive damages, and the Company and its Subsidiaries hereby waive, to the maximum extent not prohibited by law, any right they may have to claim or recover any of the foregoing.

         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement as of the date first above written.

BORROWER:                       EAGLE TEST SYSTEMS, INC.

                                By: /s/ Leonard Foxman
                                   ---------------------------------------------
                                        Name:  Leonard Foxman
                                        Title: President

                                NOTEHOLDER:

                                TA SUBORDINATED DEBT FUND, L.P.
                                By: TA Associates SDF LLC, its General Partner
                                By: TA Associates, Inc., its Manager

                                By: /s/ Michael C. Child
                                   ---------------------------------------------
                                Name: Michael C. Child
                                Its:  Managing Director

                                TA INVESTORS LLC
                                By: TA Associates, Inc., its Manager

                                By: /s/ Michael C. Child
                                   ---------------------------------------------
                                Name: Michael C. Child
                                Its:  Managing Director

                                                                       EXHIBIT A

                            FORM OF JOINDER AGREEMENT

         The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Note Purchase Agreement (the "Agreement") dated as of September 30, 2003 by and among Eagle Test Systems, Inc. and the other parties named therein. The address and facsimile number to which notices may be sent to the undersigned is as follows:

         [Name]
         [Address]
         Facsimile No.:
                       ---------------------
         Attention:
                   -------------------------

                                                   -----------------------------
                                                    [NAME OF UNDERSIGNED]

                                                                     Exhibit 2.1

                  FORM OF SENIOR SUBORDINATED CONVERTIBLE NOTE

$_______________                                              SEPTEMBER 30, 2003


FOR VALUE RECEIVED, the undersigned, Eagle Test Systems, Inc., an Illinois corporation (the "BORROWER"), HEREBY PROMISES TO PAY to the order of _______________ (the "NOTEHOLDER") the principal sum of $____________, together with interest on the unpaid principal amount from time to time outstanding at the rate or rates and computed and payable at the times as described in the Note Purchase Agreement (as hereinafter defined). Payments of the principal hereof shall be made as provided in the Note Purchase Agreement. Notwithstanding any other provision of this note, the entire balance of principal and accrued and unpaid interest shall be paid in full on September 30, 2009.

         This note is one of the Convertible Notes referred to in the Note Purchase Agreement dated as of September 30, 2003 (as the same may be amended, modified or supplemented from time to time, the "NOTE PURCHASE AGREEMENT") among the Borrower, the Noteholder and certain other Noteholders named therein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Purchase Agreement.

         The Noteholder may convert this note at any time pursuant to the terms of the Note Purchase Agreement into (a) a Senior Subordinated Note due September 30, 2009 in the principal amount of $_________ plus any interest owed in arrears on this note on the Conversion Date, in the form attached hereto as Exhibit A, and (b) a Common Stock Purchase Warrant of the Borrower for the purchase of ________ shares of the Borrower's Common Stock (subject to adjustment as provided for therein), exercisable at a price per share of $.01 (subject to adjustment as provided for therein) in the form attached hereto as Exhibit B, all as further described in the Note Purchase Agreement.

         Subject to, and at all times in accordance with, the provisions of the Note Purchase Agreement (i) the Borrower shall have the right, at any time, to voluntarily prepay all or any part of the outstanding principal amount of this note, and (ii) the Noteholder shall have the right to require the Borrower to repurchase this note upon the occurrence of a Mandatory Repurchase Event.

         In addition to the payment of interest as provided above, the Borrower shall, on demand, pay interest on any overdue installments of principal and, to the extent permitted by applicable law, on overdue installments of interest at the rate set forth in, and in accordance with the provisions of, the Note Purchase Agreement.

         The holder of this note is entitled to all the benefits and rights of a Noteholder under the Note Purchase Agreement to which reference is hereby made for a statement of the terms and conditions under which the entire unpaid balance of this note, or any portion thereof, shall become immediately due and payable. Notwithstanding anything in this note to the contrary, the terms and provisions of this note shall at all times be governed by and subject to all of the terms and provisions of the Note Purchase Agreement. To the extent that there is any conflict with, or inconsistency between, the terms and provisions of this note and the terms and provisions of the Note Purchase Agreement, the terms and provisions of the Note Purchase Agreement shall at all times govern and control.

         The Borrower hereby waives presentment, demand, notice, protest and other demands and notices in connection with the delivery, acceptance or enforcement of this note.

         No delay or omission on the part of the holder of this note in exercising any right hereunder shall operate as a waiver of such right or of any other right under this note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

         The terms and provisions of this note are subject to the dispute resolution provisions contained in Sections 9.11 and 9.12 of the Note Purchase Agreement.

         This note shall be deemed to be under seal, and all rights and obligations hereunder shall be governed by the laws of the State of New York (without giving effect to any conflicts of law provisions contained therein).

                                                EAGLE TEST SYSTEMS, INC.



                                                By:  ________________________
                                                     Name:
                                                     Title:

                                                                  Exhibit 2.1(i)

                        FORM OF SENIOR SUBORDINATED NOTE

$_____________                                            _____________ __, 200_


         FOR VALUE RECEIVED, the undersigned, Eagle Test Systems, Inc., an Illinois corporation (the "BORROWER"), HEREBY PROMISES TO PAY to the order of __________ (the "NOTEHOLDER") the principal sum of $___________ plus any interest in arrears on the Convertible Note (as hereafter defined) as of the Conversion Date, together with interest on the unpaid principal amount from time to time outstanding at the rate or rates and computed and payable at the times as described in the Note Purchase Agreement (as hereinafter defined). Payments of the principal hereof shall be made as provided in the Note Purchase Agreement. Notwithstanding any other provision of this note, the entire balance of principal and accrued and unpaid interest shall be paid in full on September 30, 2009.

         This note is one of the Notes referred to in the Note Purchase Agreement dated as of September 30, 2003 (as the same may be amended, modified or supplemented from time to time, the "NOTE PURCHASE AGREEMENT") among the Borrower, the Noteholder and the other Noteholders named therein. This note has been issued by the Borrower to the Noteholder in connection with the conversion of the Senior Subordinated Secured Convertible Note due September 30, 2009 issued by the Borrower to the Noteholder on September 30, 2003 (the "CONVERTIBLE NOTE"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Purchase Agreement.

         Subject to, and at all times in accordance with, the provisions of the Note Purchase Agreement (i) the Borrower shall have the right, at any time, to voluntarily prepay all or any part of the outstanding principal amount of this note, and (ii) the Noteholder shall have the right to require the Borrower to repurchase this note upon the occurrence of a Mandatory Repurchase Event.

         In addition to the payment of interest as provided above, the Borrower shall, on demand, pay interest on any overdue installments of principal and, to the extent permitted by applicable law, on overdue installments of interest at the rate set forth in, and in accordance with the provisions of, the Note Purchase Agreement.

         The holder of this note is entitled to all the benefits and rights of a Noteholder under the Note Purchase Agreement to which reference is hereby made for a statement of the terms and conditions under which the entire unpaid balance of this note, or any portion thereof, shall become immediately due and payable. Notwithstanding anything in this note to the contrary, the terms and provisions of this note shall at all times be governed by and subject to all of the terms and provisions of the Note Purchase Agreement. To the extent that there is any conflict with, or inconsistency between, the terms and provisions of this note and the terms and provisions of the Note Purchase

Agreement, the terms and provisions of the Note Purchase Agreement shall at all times govern and control.

         The Borrower hereby waives presentment, demand, notice, protest and other demands and notices in connection with the delivery, acceptance or enforcement of this note.

         No delay or omission on the part of the holder of this note in exercising any right hereunder shall operate as a waiver of such right or of any other right under this note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

         The terms and provisions of this note are subject to the dispute resolution provisions contained in Sections 9.11 and 9.12 of the Note Purchase Agreement.

         This note shall be deemed to be under seal, and all rights and obligations hereunder shall be governed by the laws of the State of New York (without giving effect to any conflicts of law provisions contained therein).



                                                 EAGLE TEST SYSTEMS, INC.



                                                 By:  ________________________
                                                      Name:
                                                      Title:

                                                                 Exhibit 2.1(ii)


                               [See Exhibit 10.10]

                   EXHIBIT 2.2 -- CONVERTIBLE NOTE ALLOCATIONS




                                                                                               PRINCIPAL AMOUNT OF
                    NAME                                INVESTMENT AMOUNT                       CONVERTIBLE NOTE
                    ----                                -----------------                       ----------------

TA Subordinated Debt Fund, L.P.                           $29,412,000.00                          $29,412,000.00

TA Investors LLC                                             $588,000.00                             $588,000.00


         TOTALS                                           $30,000,000.00                          $30,000,000.00

                        EXHIBIT 2.2(a)-- NOTE ALLOCATIONS




                                                                                               PRINCIPAL AMOUNT OF
                    NAME                                INVESTMENT AMOUNT                       CONVERTIBLE NOTE
                    ----                                -----------------                       ----------------
TA Subordinated Debt Fund, L.P.                           $29,407,098.00                          $29,407,098.00

TA Investors LLC                                             $587,902.00                             $587,902.00

         TOTALS                                           $29,995,000.00                          $29,995,000.00

                      EXHIBIT 2.2(b)-- WARRANT ALLOCATIONS




                    NAME                                  WARRANT SHARES
                    ----                                  --------------
TA Subordinated Debt Fund, L.P.                             205.900

TA Investors LLC                                              4.116


         TOTALS                                              210.016

                           EXHIBIT 2.3 -- ISSUE PRICES




                                                       ISSUE PRICE FOR
                    NAME                               CONVERTIBLE NOTE
                    ----                               ----------------
TA Subordinated Debt Fund, L.P.                         $29,412,000.00

TA Investors LLC                                           $588,000.00

         TOTALS                                         $30,000,000.00

                                   EXHIBIT 6.7

                            EAGLE TEST SYSTEMS, INC.


TA Subordinated Debt Fund, L.P.
TA Investors, LLC
125 High Street, Suite 2500
Boston, MA 02110
Attention:

         Re:      Compliance Certificate under the Note Purchase
                  Agreement, dated as of September 30, 2003

Ladies and Gentlemen:

         Please refer to that certain Note Purchase Agreement, dated as of September 30, 2003 (the "Note Purchase Agreement"), among Eagle Test Systems, Inc. (the "Company"), TA Subordinated Debt Fund, L.P. and TA Investors, LLC (each a "Noteholder and collectively, the "Noteholders"). Capitalized terms used in this certificate without definition shall have the meanings assigned to them in the Note Purchase Agreement.

         This is a certificate delivered pursuant to Section 6.7 of the Note Purchase Agreement with respect to compliance with covenants under the Note Purchase Agreement. This certificate has been duly executed by the Chief Executive Officer of the Company.

         1. No Default. Based on a review of the transactions and conditions of the Company from the beginning of the accounting period covered by the financial statements being delivered herewith to the date of the certificate, no condition or event has occurred during such period which constitutes an Event of Default or an Unmatured Event of Default [if any exist, then the nature, time period of existence and what action the Company has taken or proposes to take with respect thereto should be specified].

         2. Financial Statements. Together with this Certificate, the Company and its Subsidiaries are delivering to the Purchaser the financial statements required pursuant to Section 6.6 of the Note Purchase Agreement.

         [The remainder of this page has been left blank intentionally]

         IN WITNESS WHEREOF, the undersigned has signed this certificate on this ______ day of ______________, 200__.

                                      EAGLE TEST SYSTEMS, INC.
                                      By:
                                          -----------------------------------
                                             Name: Leonard Foxman
                                             Title: Chief Executive Officer